As filed with the Securities and Exchange Commission on February 20, 2013

Registration No. 33-43625	Registration No. 333-35856
Registration No. 33-84032	Registration No. 333-81558
Registration No. 333-00291	Registration No. 333-121899
Registration No. 333-00293

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-43625

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-84032

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-00291

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-00293

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-35856

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-81558

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-121899

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROBBINS & MYERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	31-4242200 (I.R.S. Employer Identification No.)

10586 Highway 75 North

Willis, Texas 77378

(Address, including zip code, of Registrant’s principal executive offices)

Robbins & Myers, Inc.

Stock Option Plan for Non-Employee Directors

1994 Directors’ Stock Compensation Plan

1994 Long-Term Incentive Stock Plan

1995 Stock Option Plan for Non-Employee Directors

1999 Long-Term Incentive Stock Plan

2004 Stock Incentive Stock Plan as Amended

(Full title of the plans)

Linn S. Harson, Esq.

Thompson Hine LLP

10050 Innovation Drive

Suite 400

Dayton, Ohio 45342-4934

(937) 443-6842

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer	☐ Accelerated filer	☐ a non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)

DE-REGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) is being filed to de-register all Common Shares, without par value (the “Common Shares”), of Robbins & Myers, Inc. (the “Company”) registered on the Registration Statements on Form S-8 (collectively, the “Registration Statements”) listed below which were previously registered (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim) and have not been sold or otherwise issued as of the date of filing this Amendment:

•	Registration Statement No. 33-43625 dated November 1, 1991, registering Common Shares of the Company to be issued under the Robbins & Myers, Inc. Stock Option Plan for Non-Employee Directors.

•	Registration Statement No. 33-84032 dated September 13, 1994, registering Common Shares of the Company to be issued under the Robbins & Myers, Inc. 1994 Directors’ Stock Compensation Plan.

•	Registration Statement No. 333-000291 dated January 19, 1996, registering Common Shares of the Company to be issued under the Robbins & Myers, Inc. 1994 Long-Term Incentive Stock Plan.

•	Registration Statement No. 333-00293 dated January 19, 1996, registering Common Shares of the Company to be issued under the Robbins & Myers, Inc. 1995 Stock Option Plan for Non-Employee Directors.

•

Registration Statement No. 333-35856 dated April 28, 2000, and No. 333-81558 dated January 29, 2002, registering Common Shares of the Company to be issued under the Robbins & Myers, Inc. 1999 Long-Term Incentive Stock Plan.

•	Registration Statement No. 333-121899 dated January 7, 2005, registering Common Shares of the Company to be issued under the Robbins & Myers, Inc. 2004 Stock Incentive Plan as Amended.

On February 20, 2013, pursuant to an Agreement and Plan of Merger, dated as of August 8, 2012, by and among National Oilwell Varco, Inc. (“NOV”), Raven Process Corp., a wholly-owned subsidiary of NOV (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of NOV (the “Merger”). In the Merger, each outstanding Common Share of the Company (other than shares owned by NOV, Merger Sub, the Company, or any of their respective subsidiaries) was cancelled and converted into the right to receive $60.00 per share in cash without interest.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Form S-8 registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 20, 2013.

ROBBINS & MYERS, INC.

By: /s/  DWIGHT W. RETTIG

Dwight W. Rettig,

Executive Vice President and

General Counsel